Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of WGL Holdings, Inc. and Washington Gas Light Company (collectively, “the Companies”) of our reports dated November 18, 2015, except for the balance sheet reclassifications of deferred taxes described in Note 9, as to which the date is March 16, 2016, included in Form 8-K relating to the consolidated financial statements and financial statement schedule of WGL Holdings, Inc. and subsidiaries and the financial statements and financial statement schedule of Washington Gas Light Company.

WGL Holdings, Inc.

Form S-8 No. 333-104571
Form S-8 No. 333-104572
Form S-8 No. 333-142983
Form S-8 No. 333-171160
Form S-3 No. 333-192731
Form S-3 No. 333-198218
Form S-3 No. 333-208190

Washington Gas Light Company

Form S-3 No. 333-206576

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
March 16, 2016